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                             NEWS RELEASE

Contact: Keith B. Cox
         Vice President & Treasurer
         NASB Financial, Inc.
         12498 South 71 Highway
         Grandview, MO  64030
         Phone (816) 765-2200


FOR IMMEDIATE RELEASE:

NASB Financial Inc. Announces Results of Issuer Tender Offer

     Grandview, Missouri (September 21, 2001) - NASB Financial, Inc. (NASDAQ: NASB) announced today that it has completed an issuer tender offer for its common stock. Under the terms of the offer dated August 13, 2001, the Company invited stockholders to tender up to 400,000 shares of common stock at a price of $15.00 per share. Initially, the offer was set to expire on September 12, 2001, but was extended to 5:00 p.m. Central Time on September 18, 2001.

     The actual number of shares tendered in the offer was 63,405, which was 0.7% of the total shares outstanding. No proration of shares was necessary. The shares purchased became treasury shares and were not retired.


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